Exhibit 99.1

HilleVax Reports Third Quarter 2024 Financial Results and Highlights Recent Company Progress

$189.3 million of cash, cash equivalents and marketable securities as of September 30, 2024

The company is exploring the potential for continued development of its norovirus vaccine candidates in adults as well as business development related activities and other strategic alternatives

BOSTON, November 7, 2024 – HilleVax, Inc. (Nasdaq: HLVX), a clinical-stage biopharmaceutical company focused on developing and commercializing novel vaccines, today reported financial results for the quarter ended September 30, 2024.

Third Quarter 2024 Financial Results

As of September 30, 2024 and December 31, 2023, the company had cash, cash equivalents and marketable securities totaling $189.3 million and $303.5 million, respectively.

Research and development expenses for the third quarter 2024 were $20.2 million, compared to $27.3 for the third quarter 2023. The decrease was primarily due to lower clinical development costs.

General and administrative expenses for the third quarter 2024 were $6.2 million, compared to $6.6 million for the third quarter 2023. The decrease was primarily due to lower professional service costs.

Other income for the third quarter 2024 was $0.6 million, compared to $2.1 million for the third quarter 2023. The decrease was primarily driven by interest expense incurred on the repayment of the term loan facility during the third quarter of 2024.

Net loss for the third quarter 2024 was $25.8 million, compared to $31.8 million for the third quarter 2023.

About HilleVax

HilleVax is a clinical-stage biopharmaceutical company focused on developing and commercializing novel vaccines. Its initial programs, HIL-214 and HIL-216, are virus-like particle (VLP) based vaccine candidates in development for the prevention of moderate-to-severe acute gastroenteritis (AGE) caused by norovirus infection. Globally, norovirus is estimated to result in over approximately 700 million cases of AGE and 200,000 deaths per year, resulting in over $4 billion in direct health system costs and $60 billion in societal costs per year. The burden of norovirus falls disproportionately on young children and older adults. For more information about HilleVax, visit the company’s website at http://www.HilleVax.com.

Forward-Looking Statements

The Company cautions you that statements contained in this report regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on the Company’s current beliefs and expectations and include, but are not limited to: the timing and scope of any workforce reductions, the amount and timing of the related charges and costs, and intended objectives and benefits of a workforce reduction; and the Company’s plan to explore the potential for continued development of its norovirus vaccine candidates as well as business development-related activities for these vaccine candidates. Actual results may differ from those set forth in this report due to the risks and uncertainties inherent in the Company’s business, including, without limitation: the preliminary nature of the Company’s estimates of the charges and cash expenditures to be incurred in connection with the recent workforce reduction; the Company may not realize the benefits expected from the workforce reduction, including the Company’s ability to conserve cash; the Company’s ability to retain key personnel; to date the Company has depended primarily on the success of HIL-214, and the Company may be unable to identify a viable development path forward for its vaccine candidates; the Company may be unable to secure partnerships or other strategic collaborations on acceptable terms or at all; and other risks described in the Company’s filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in the Company’s annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Shane Maltbie

IR@hillevax.com

+1-617-213-5054

HilleVax, Inc.

Condensed Consolidated Statement of Operations Data

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$20,165	$27,308	$72,744	$73,425
In-process research and development	—	—	15,325	—
General and administrative	6,215	6,603	22,836	19,629
Impairment charges	—	—	8,235	—
Total operating expenses	26,380	33,911	119,140	93,054
Loss from operations	(26,380)	(33,911)	(119,140)	(93,054)
Total other income	557	2,096	5,820	6,448
Net loss	$(25,823)	$(31,815)	$(113,320)	$(86,606)
Net loss per share, basic and diluted	$(0.52)	$(0.81)	$(2.31)	$(2.26)
Weighted-average shares of common stock outstanding, basic and diluted	49,382,277	39,039,553	49,008,614	38,252,981

HilleVax, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2024	December 31, 2023
Cash, cash equivalents and marketable securities	$189,310	$303,483
Total assets	220,622	344,434
Total liabilities	36,349	78,909
Total stockholders’ equity	184,273	265,525
Total liabilities and stockholders’ equity	220,622	344,434